CONSULTING AGREEMENT

THIS AGREEMENT made effective as of July 23, 2015.

BETWEEN:

GOLD TORRENT INC., a company incorporated under the laws of Nevada

(the “Company”)

OF THE FIRST PART

AND:

DANIEL KUNZ & ASSOCIATES LLC an Idaho Limited liability Company with an office at 960 Broadway Ave, Suite 530, Boise, Idaho 83706

(the “Consultant”)

OF THE SECOND PART

WHEREAS:

A.	The Company is a publicly listed company in the business of mineral exploration and development and mining activities;

B.	The Consultant is in the business of providing executive, managerial, and consulting services in the field of mineral exploration and development and mining activities and has been providing these services to the Company since the Company’s inception as a mining company; and,

C.	The Company wishes to continue to have the benefit of the Consultant’s services, to be provided solely by Alexander Kunz (“Kunz”), the Consultant (the term “Consultant” will also be used herein, where appropriate, as a reference to Kunz) and wishes to memorialize in writing the terms of this arrangement.

NOW THEREFORE this Agreement witnesses that the parties hereto, in consideration of the premises and of the respective covenants and agreements on the part of them herein contained, do hereby covenant each with the other as follows:

1.	Duties and Responsibilities

1.1	The Company hereby retains the Consultant to perform full time executive, managerial and consulting services to the Company, subject to the general direction of the Chief Executive Officer (the “CEO”) of the Company. The Consultant agrees that Kunz shall be the sole person entitled and required to provide these services on behalf of the Consultant, and the Consultant shall also cause Kunz and only Kunz to act as Vice President and Chief Financial Officer of the Company and to serve as a director of the Company and to hold such additional offices to which he may be appointed by the Company or any subsidiary of the Company. The Consultant will cause Kunz to accept these positions subject to the terms and conditions set forth in this Agreement.

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1.2	The Consultant shall, and the Consultant shall cause Kunz to, carry out all lawful instructions and directions given to it or him by the CEO from time to time and perform its or his duties to the utmost of its or his ability. The Consultant shall use its best efforts to promote the interests and goodwill of the Company and shall conduct itself, and shall cause Kunz to conduct itself, in a diligent, competent and businesslike manner.

1.3	The Consultant agrees that it will cause Kunz to undertake such reasonable amount of travel away from the principal office of the Company as may be reasonably necessary and the Company agrees to reimburse all reasonable expenses incurred by the Consultant in that regard.

1.4	The Consultant shall be an independent contractor and not the servant, employee or agent of the Company.

1.5	The character of the Consultant’s service contract and the Consultant’s remuneration may be changed from time to time by mutual written consent without thereby terminating this Agreement and, notwithstanding any change in the Consultant’s services to the Company in any capacity whatsoever and at whatever compensation, the Consultant’s engagement shall be construed as continuing under this Agreement as modified.

2.	Term

2.1	The term (“Term”) of the Consultant’s engagement under this Agreement shall commence on July 1, 2015 and, except in the case of earlier termination as hereinafter specifically provided for, shall continue for a period of two years and shall be automatically renewed for an additional year on each anniversary thereafter of this Agreement unless otherwise terminated as provided for hereunder.

3.	Conflicts of Interest

3.1	The Consultant shall cause Kunz to devote his business time, best efforts, skills and attention on a full time basis to perform his duties and responsibilities hereunder faithfully and diligently. The Consultant shall cause Kunz to perform the work and services required of him under the terms of this Agreement during the hours that are commensurate with his position and duties, having regard to prevailing industry standards for similar businesses operated in accordance with sound and efficient business policies. The Consultant acknowledges that in the performance of his duties in relation to the Company and its subsidiaries, Kunz will be required from time to time to travel and perform his duties and fulfil his responsibilities elsewhere than at the Company’s principal office in Vancouver as may be necessary for the furtherance and conduct of the business of the Company.

3.2	Notwithstanding section 3.1, the Company acknowledges that Kunz has other business interests. The Consultant acknowledges and agrees that Kunz’s other interests shall not interfere with Kunz’s duties hereunder.

3.3	The Consultant shall refer to the CEO all matters and transactions in which a real or perceived conflict of interest between the Consultant and the Company may arise, however remote the possibility, and shall not proceed with such matters or transactions until the CEO’s approval thereof is obtained. For purposes of clarification, this section 3.3 is not intended to limit in any way the other fiduciary obligations of Kunz to the Company which may arise in law or equity.

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4.	Fees and Benefits

4.1	The Consultant shall be remunerated as follows during the Term:

(a)	the payment of a consulting fee of $95,000 per annum subject to annual adjustment as the Board of Directors (“Board”) in its discretion may determine, one-twelfth of which amount is payable monthly on the last day of each month; and

(b)	the payment of an annual bonus, if any, at the Board’s discretion based upon performance of the Consultant and the Company during the preceding fiscal year, to be determined and payable as soon as practicable after the Company’s fiscal year.

4.2	The Consultant and/or Kunz shall be entitled to participate in the Company’s stock option plan on such terms and conditions as would be commensurate with his positions with the Company, recognizing that the terms of option grants are at the sole discretion of the Company’s Compensation Committee and Board of Directors.

4.3	The Consultant and/or Kunz shall be entitled to participate in any and all benefit plans that the Company provides to its employees generally.

4.4	The Company shall reimburse the Consultant and Kunz for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by it or him in relation to the Company’s business as they are incurred, subject to approval by the Lead Director of the Company in the event such expenses fall outside of budgeted amounts.

4.5	The Consultant shall, without any deduction of its fee payable hereunder, be allowed a hiatus from performing its duties hereunder for a period of four weeks during each year of its engagement hereunder at such time or times as may be selected by the Consultant and as are in accordance with the Company’s reasonable policies and operating requirements.

4.6	Kunz shall, throughout the Term, be the employee of the Consultant and not of the Company, and the Consultant shall pay any and all taxes, unemployment insurance premiums, pension premiums or contributions and any other statutory payments or assessments of any nature or kind whatsoever that are payable by virtue of the relationship of employer and employee existing between the Consultant and Kunz.

5.	Termination

5.1	The Consultant may terminate this Agreement in the following manner:

(a)	by providing not less than three months notice in writing to the Company; or

(b)	during the Term with the express prior written consent of the Company; or

(c)	when the Company is in material default of any of its obligations under section 4 hereof, in which event the Consultant may, where such default has not been cured within 15 days of delivery of notice thereof in writing to the Company, terminate its engagement upon 30 days notice in writing to the Company, in which case the Company shall pay the Consultant the termination benefit described in this section.

5.2	The Company may terminate the engagement of the Consultant under this Agreement in the following manner and in the following circumstances:

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(a)	cause for termination of the Consultant at common law exists resulting from, without limiting the generality of the foregoing, fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

(b)	failure on the part of the Consultant to disclose material facts concerning its or Kunz’s business interests outside the Company;

(c)	refusal on the part of the Consultant or Kunz to follow the reasonable and lawful directions of the CEO;

(d)	breach of fiduciary duty on the part of the Kunz to the Company as a director of the Company;

(e)	material breach of this Agreement or gross negligence on the part of the Consultant or Kunz in carrying out the Consultant’s duties under this Agreement;

(f)	immediately and without notice upon the death of Kunz and without any pay or termination benefit or compensation other than the consulting fee, accrued annual bonus and benefits due to the Consultant pro-rated up to and including the date of death; or

(g)	if the Consultant, by reason of illness or mental or physical disability or incapacity of Kunz, fails to provide his services as set out in section 1 above for any two (2) consecutive calendar months, then by one (1) month’s notice in writing from the Company to the Consultant.

5.3	This Agreement and the services of the Consultant and Kunz may also be terminated by the Company, without cause, upon payment to the Consultant upon termination of an amount equal to one and one-half (1 ½) times the then applicable annual fee payable to the Consultant pursuant to section 4.1(a) hereof, less all deductions required by law, and continuation of all benefits available pursuant to section 4.3 hereof for payment of Company’s cost of benefits in lieu thereof for an 18-month period following termination, all in lieu of notice, severance, damages or other payments of any kind whatsoever.

5.4	Upon any termination of his engagement hereunder, the Consultant shall:

(a)	cause Kunz to immediately resign all offices held (including directorships) in the Company (and any subsidiary company or other affiliated company of the Company) and, save as provided in this Agreement, neither the Consultant or Kunz shall be entitled to receive any additional severance payment or additional compensation for loss of office or otherwise by reason of the resignation. If the Kunz fails to resign as mentioned the Company is irrevocably authorized to appoint a person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to the resignation, and

(b)	turn over to the Company all books of account, records, reports and other documents, materials and property used by the Consultant or Kunz in the performance of its or his duties herein prescribed or otherwise belonging to the Company.

5.5	The termination of the Consultant’s engagement hereunder will not affect the provisions of section 7 of this Agreement which shall survive such termination and continue in full force and effect.

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6.	Changes of Control

6.1	If at any time during the term of this Agreement there is a change of control of the Company, as defined below, which has not been approved by the Board, the Consultant will have the option, exercisable for a period of six months following such change of control, to treat this Agreement as terminated. The Consultant shall then be entitled to receive from the Company in lieu of payments, if any, owing under section 5.3 hereof an amount equal to two and one half times (2.5) the then applicable annual fee payable to the Consultant pursuant to section 4.1(a) hereof, together with customary benefits or payment of the Company’s cost of benefits in lieu thereof and bonuses which would accrue over the two-year period following such deemed termination of the Agreement.

6.2	For the purposes of this Agreement:

(a)	“change of control of the Company” shall mean the occurrence of any of the following events:

(i)	less than 51% of the Board of the Company being composed of Continuing Directors (as defined herein); or

(ii)	a person (within the meaning of the provisions of the Securities Act (British Columbia) (the “Securities Act”)), alone or with its affiliates, associates or persons with whom such person is acting jointly or in concert (all within the meaning of the Securities Act), becoming, following the date of this Agreement, the beneficial owner (also within the meaning of the Securities Act) of more than 50% of the total voting rights attaching to all classes then outstanding of the Company having under all circumstances the right to vote on any resolution concerning the election of directors;

(b)	“Continuing Director” shall mean an individual who becomes a member of the Board subsequent to the date of this Agreement with the approval of at least a majority of the Continuing Directors who are members of the Board at the date that the individual became a member of the Board; provided always that any Continuing Director who abstained from voting in respect of or did not vote against the resolution of the Board appointing a member thereof subsequent to the date of this Agreement or who was not present at the meeting at which such resolution was considered shall for the purposes of this definition be deemed to have given his approval to the appointment to the Board of such member.

7.	Confidential Information and Restrictive Covenant

7.1	The Consultant acknowledges the following:

(a)	in connection with its engagement by the Company, the Consultant and its affiliates and representatives (including Kunz) will have access to financial, operating, technical and other information concerning the Company and access to confidential records of the Company containing such information, some of which has not previously been made available to the public at large prior to the date hereof (“Confidential Information”);

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(b)	Confidential Information received by the Consultant, its affiliates or its representatives in the course of its engagement with the Company is considered by the Company to be confidential in nature; and

(c)	there are restrictions on the purchase of securities imposed by applicable U.S. securities laws and other domestic and foreign laws relating to the possession of material information about a public company which has not previously been made available to the public at large.

7.2	In relation to Confidential Information, the Consultant agrees as follows:

(a)	the Consultant will, and will cause all of its affiliates and representatives (including Kunz) to, keep in confidence all Confidential Information;

(b)	the Consultant will not (and will cause all of its representatives to not), either during the term of his engagement with the Company, or at any time thereafter, disclose or reveal in any manner whatsoever, the Confidential Information to any other person except as required to carry out the terms of its engagement, nor shall it make any use thereof, directly of indirectly, for any purpose other than the purposes of the Company. The term “person” as used in this section 7 shall be interpreted very broadly and shall include without limitation any Company, company, joint venture, partnership or individual; and

(c)	in the event that the Consultant’s engagement with the Company is terminated for any reason whatsoever, it shall return to the Company (and shall cause all of its representatives to return to the Company), promptly upon the Company’s written request therefor, any documents, photographs, magnetic tapes, and other property containing Confidential Information which were received by the Consultant or its representatives pursuant hereto without retaining copies thereof.

7.3	The provisions of this section 7 relating to Confidential Information will not apply to any part of such Confidential Information which the Consultant can clearly demonstrate to the satisfaction of the Company is now or subsequently becomes part of the public domain through no violation of the provisions hereof, or was in the Consultant’s lawful possession prior to its disclosure to it or its representatives by the Company.

7.4	The Consultant shall not, and shall cause Kunz and its affiliates to not, except on behalf of the Company, at any time during the Term of this Agreement and within one year following the termination of this Agreement with the Company, either alone or with any other person, whether as principal, agent, shareholder, officer, adviser, manager, employee, or otherwise, do the following:

(a)	acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which the Company and its affiliates at the time of termination has a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometres from any point on the outer perimeter of any such property in which the Company and its affiliates has a beneficial interest or that it is seeking to acquire;

(b)	conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometres from any point on the outer perimeter of any mineral property in which the Company and its affiliates then has a beneficial interest or is actively seeking to acquire;

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(c)	solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by any member of the Company and its affiliates or persuade or attempt to persuade any such individual to terminate his or her contract or employment with any member of the Company and its affiliates; and

(d)	impair or seek to impair the reputation of any member of the Company and its affiliates, or impair or seek to impair any relationships that any member of the Company and its affiliates has with its employees, customers, suppliers, agents or other parties with which any member of the Company and its affiliates does business or has contractual relations.

7.5	If, notwithstanding the prohibition set forth in the preceding paragraph, the Consultant, its affiliates or Kunz acquires leases or otherwise obtains or controls any interest, directly or indirectly, in breach of section 7.4, the Consultant shall notify the Company of such acquisition within the thirty (30) days immediately following the date of such acquisition and the Consultant agrees, upon demand by the Company, to convey or cause to be conveyed such interest to the Company as soon as practicable thereafter, in consideration of the payment by the Company to the Consultant of the cost of acquisition.

7.6	The Consultant acknowledges that the Company would not have an adequate remedy at law for monetary damages in the event that the covenants contained in this section 7 are not performed in accordance with their terms and therefore agree that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

7.7	The Consultant shall, in addition to any damages which may result from any breach of any provision of this section 7, pay to the Company the costs, including reasonable attorney’s fees, incurred by the Company in curing such breach or in enforcing the terms and conditions of this Agreement.

7.8	The Consultant expressly acknowledges that the Company’s geographic area of interest consists of North America and the Consultant agrees that any prospective mineral properties in these countries which are identified by or made available to the Consultant and Kunz shall be subject to the provisions of section 3.3 of this Agreement.

7.9	The Consultant agrees that all restrictions in this section 7 are necessary and fundamental to the protection of the business of the Company and are reasonable and valid, and the Consultant hereby waives all defences to the strict enforcement thereof by the Company.

8.	Severability

8.1	The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement and the remaining provisions thereof shall remain in force and be binding upon the parties as though the severed provision or provisions had never been included.

9.	Governing Law

9.1	This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of Idaho.

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10.	Entire agreement

10.1	As of the date hereof, this Agreement supersedes all prior agreements between the parties, and constitutes the entire agreement between the parties. The parties agree that there are no other collateral agreements or understandings between them except as set out in this Agreement.

11.	Amendment

11.1	This Agreement may be amended only in writing by the parties hereto.

12.	Headings

12.1	All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

13.	Successors and Assigns

13.1	The rights of the Consultant under this Agreement and its obligations to have the services performed by Kunz are not assignable or transferable in any manner.

14.	Notice

14.1	Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by telecopy or if sent by prepaid registered mail to the intended recipient of such notice at:

(a)	in the case of the Company, to:

Gold Torrent Inc.

Attention: Daniel Kunz

960 Broadway Ave Suite 530

Boise, Idaho 83706

Fax No.: 208-343-1777

(b)	in the case of the Consultant, to:

Daniel Kunz & Associates LLC

Attention: Alexander Kunz

960 Broadway Ave Suite 530

Boise, Idaho 83706

Fax No.: 208 343-1777

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or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or sent by telecopy and so received, or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

GOLD TORRENT INC.		DANIEL KUNZ & ASSOCIATES LLC

Per:		Per:
	Daniel Kunz , CEO		Alexander Kunz

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